UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AMAG PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

MSMB CAPITAL MANAGEMENT LLC

IRONMAN ACQUISITION, LP

IRONMAN ACQUISITION GP, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SPECIAL MEETING OF STOCKHOLDERS

OF

AMAG PHARMACEUTICALS, INC.

TO BE HELD ON OCTOBER 21, 2011

PROXY STATEMENT

OF

MSMB CAPITAL MANAGEMENT LLC

IRONMAN ACQUISITION, LP

IRONMAN ACQUISITION GP, LLC

SOLICITATION OF PROXIES IN OPPOSITION TO

THE PROPOSED ISSUANCE OF AMAG PHARMACEUTICALS, INC.

COMMON STOCK TO THE STOCKHOLDERS OF

ALLOS THERAPEUTICS, INC.

This Proxy Statement (this “Proxy Statement”) and the enclosed BLUE proxy card are furnished by MSMB Capital Management LLC, a Delaware limited liability company (“MSMB,” “we” or “us”), Ironman Acquisition, LP, a Delaware limited partnership (“Ironman”) and Ironman Acquisition GP, a Delaware limited liability company and the general partner of Ironman (“Ironman GP”) (for convenience purposes, throughout this Proxy Statement, we sometimes refer to MSMB as the party soliciting proxies in connection herewith), in connection with MSMB’s solicitation of proxies to be used at the special meeting (the “Special Meeting”) of stockholders of AMAG Pharmaceuticals, Inc., a Delaware corporation (“AMAG”), to be held on October 21, 2011, at Cooley LLP, located at 500 Boylston St., Boston, Massachusetts 02116 at 9:00 a.m. local time, and at any adjournments or postponements thereof.

This Proxy Statement and the enclosed BLUE proxy card are first being mailed to AMAG stockholders on or about October 18, 2011.

Pursuant to this Proxy Statement, MSMB is soliciting proxies from holders of common stock, par value $0.01 per share (the “AMAG Shares”), of AMAG, to vote “AGAINST” the proposal to approve the issuance of AMAG Shares to the stockholders of Allos Therapeutics, Inc. (“Allos”), a Delaware corporation, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, as amended on August 8, 2011 (as the same may be further amended, the “Merger Agreement”), by and among AMAG, Allos and Alamo Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of AMAG (“Acquisition Sub”). The Merger Agreement contemplates the merger (the “Merger”) of Acquisition Sub with and into Allos, with Allos continuing as the surviving corporation in the merger as a wholly-owned subsidiary of AMAG (the “Proposed Merger”).

The specific proposals we are soliciting proxies to vote “AGAINST” are (i) the proposal to approve the issuance of AMAG Shares to the stockholders of Allos in accordance with the terms of the Merger Agreement (the “Share Issuance Proposal”) and (ii) the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the adoption of the Share Issuance Proposal (the “Adjournment Proposal”), each as described in the joint proxy statement/prospectus filed by AMAG and Allos (the “AMAG/Allos Joint Proxy Statement/Prospectus”) with the United States Securities and Exchange Commission (the “SEC”) on September 15, 2011. AMAG has set September 9, 2011 as the record date for determining those stockholders who will be entitled to vote at the Special Meeting (the “Record Date”). The principal executive offices of AMAG are located at 100 Hayden Avenue, Lexington, Massachusetts 02421.

WE ARE SOLICITING PROXIES FROM AMAG STOCKHOLDERS TO VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE BELIEVE THAT THE COMPANY’S STOCKHOLDERS—THE OWNERS OF THE COMPANY—SHOULD HAVE THE

OPPORTUNITY TO RECEIVE A CASH PREMIUM OF 25% FOR THEIR AMAG SHARES (BASED ON AMAG’S AUGUST 2, 2011 CLOSING PRICE) INSTEAD OF WHAT WE BELIEVE TO BE A VALUE-DESTROYING AND DILUTIVE MERGER WITH ALLOS. WE BELIEVE THAT THE COMPANY’S STOCKHOLDERS SHOULD BE ENTITLED TO DECIDE FOR THEMSELVES WHETHER TO ACCEPT THE ALL-CASH PROPOSED OFFER (AS DEFINED BELOW).

On August 3, 2011, MSMB publicly announced that it had made an all-cash offer to the Board of Directors of AMAG (the “Company Board”) to acquire the Company at $18.00 for each AMAG Share (the “Proposed Offer”). MSMB noted that it made the offer to provide the stockholders of the Company with an alternative that it believes is more favorable than what we consider to be a poorly-conceived proposed merger with Allos that was approved by the Company Board and will result in unacceptable dilution of AMAG’s stockholders. The decision to merge with Allos pursuant to the Merger Agreement is an example of the Company Board and management of the Company prioritizing their interests over the interests of the AMAG stockholders. For example, (i) the compensation committee of the Company Board granted Dr. Brian J. G. Pereira, the Company’s President and Chief Executive Officer and a director of the Company, a $100,000 increase in his base salary in 2010 and amended his employment agreement to provide for a significantly larger change of control payment despite, in the compensation committee’s own words, the Company’s management falling “well short” of meeting the performance goals set by the Company Board, (ii) Dr. Pereira and Mr. Michael Narachi, the Chairman of the Company Board, continue as the Chief Executive Officer and Chairman of the Company Board, respectively, despite the fact that the Company has missed its performance goals and lost approximately 80% of the market value of the AMAG Shares over the last four years and (iii) the Company Board failed to engage MSMB regarding the Proposed Offer, leading MSMB to believe that the Company’s management and the Company Board are not prioritizing the interests of the Company’s stockholders. The Company Board also demonstrated its unwillingness to protect the stockholders’ interests when it rejected MSMB’s all-cash Proposed Offer without discussing the Proposed Offer with MSMB.

Additionally, on October 8, 2011, ISS Proxy Advisory Services (“ISS”), the nation’s leading independent proxy advisory firm, announced that it recommends that its clients holding AMAG Shares vote AGAINST the Share Issuance Proposal and the Adjournment Proposal. In making its recommendation, ISS noted the massive dilution that holders of AMAG Shares would experience as a result of the Proposed Merger, commenting that, “[the Company Board] has effectively proposed that its shareholders accept 39% dilution in exchange for an asset that, based on the company’s own stand-alone financial projections, would not achieve breakeven adjusted EBIT through at least 2027.” Additionally, ISS acknowledged our contention that AMAG is wildly overpaying for Allos, stating, “The $2.44 implied offer value of AMAG [S]hares is substantially higher than the upper end of [Allos’ financial advisor’s discounted cash flow valuation] range, suggesting Allos shareholders are getting an excellent price—and AMAG shareholders may be overpaying.” Finally, ISS stated that the negative market and stockholder reaction to the announcement of the Proposed Merger and the relative weakness of Allos compared to AMAG “all argue against the [Proposed Merger] . . . a vote against the proposed transaction is warranted.”

There can be no assurance that we will commence or consummate the Proposed Offer if the matters contemplated by this Proxy Statement are rejected by the Company’s stockholders. In addition, we anticipate that if we commence the Proposed Offer, it would be subject to a number of conditions, including the termination of the Merger Agreement, receipt of all regulatory approvals, consents and waivers, waiver of the Company’s Rights Plan as it relates to the Proposed Offer and approval of the Proposed Offer by the Company Board. There are no assurances that such conditions would be satisfied if the Company’s stockholders reject the matters set forth herein. Although we do not anticipate modifying our offer price, there can also be no assurance if we proceed with the Proposed Offer that it will be at the $18.00 in cash per share price that we had previously announced. The Proposed Offer was a non-binding proposal and the persons soliciting proxies under this Proxy Statement are under no obligation to consummate an acquisition of the Company or your AMAG Shares.

(ii)

We are currently negotiating with our lenders regarding the terms of the financing associated with the Proposed Offer. Although we expect to obtain financing from such lenders on terms that we deem to be commercially reasonable, there can be no assurance that such financing will be available to us on commercially reasonable terms or at all. If we fail to obtain such financing, we would be unable to proceed with the Proposed Offer. Consequently, following a vote against the matters set forth herein, the Company may remain independent of both MSMB and Allos. The stockholders of the Company should take all of these factors into account when determining whether to grant a proxy to MSMB. Please see “Forward-Looking Statements” on page 19.

We note that the Merger Agreement may only be terminated under limited circumstances, some of which could result in the Company paying a termination fee of up to $14 million to Allos. We believe that if our nominees to the Company Board constitute a majority of the Company Board, they would have the ability to terminate the Merger Agreement following (i) the Company’s stockholders’ rejection of the Share Issuance Proposal or (ii) the Company’s acceptance of the Proposed Offer (or another similar offer) that the Company Board has determined, subject to their fiduciary duties, represents a superior offer to the Merger Agreement.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE PROPOSED OFFER AT THIS TIME. HOWEVER, WE BELIEVE THAT A VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL WILL SEND A MESSAGE TO THE COMPANY BOARD THAT AMAG’S STOCKHOLDERS REJECT WHAT WE BELIEVE TO BE A VALUE-DESTROYING AND DILUTIVE MERGER WITH ALLOS, AND THAT THE COMPANY BOARD SHOULD TERMINATE THE MERGER AGREEMENT AND GIVE SERIOUS CONSIDERATION TO THE PROPOSED OFFER. IN ADDITION, A VOTE AGAINST THE SHARE ISSUANCE PROPOSAL WILL NOT OBLIGATE YOU TO ACCEPT THE PROPOSED OFFER.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO AMAG, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL, BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.

IF YOUR AMAG SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

Copies of this proxy statement may be obtained free of charge at www.msmbcap.com.

(iii)

REASONS TO VOTE “AGAINST”

THE SHARE ISSUANCE PROPOSAL

MSMB is soliciting proxies from the AMAG stockholders in opposition to the Proposed Merger and specifically “AGAINST” the Share Issuance Proposal. MSMB urges all AMAG stockholders to vote “AGAINST” the Share Issuance Proposal for the following reasons:

•	The leading independent proxy solicitor firm recommends that AMAG stockholders vote “AGAINST” the Share Issuance Proposal and the Adjournment Proposal.

ISS, the nation’s leading independent proxy advisory firm, met with representatives of MSMB as well as representatives of AMAG, Allos and certain significant stockholders of AMAG and Allos and determined that a vote AGAINST the Share Issuance Proposal and the Adjournment Proposal is warranted. This determination was reached based on “...evidence that AMAG may be overpaying for an asset whose potential its current owners cannot unlock without AMAG’s help” and “AMAG’s own stand-alone financial projection [that the combined company] would not achieve breakeven adjusted EBIT through at least 2027.”

•

A vote “AGAINST” the Share Issuance Proposal helps to preserve your opportunity to receive the all-cash premium provided by the Proposed Offer which, if consummated, provides significantly greater value to the AMAG stockholders then the Proposed Merger.

We believe that the Proposed Offer is more attractive than the Proposed Merger because it provides greater and more certain value to the AMAG stockholders than what we believe to be a dilutive, value-destroying merger with Allos. We believe this because (i) the Proposed Merger will result in the stockholders of Allos owning 39% of the combined Company, (ii) we believe Folotyn, the sole revenue-generating asset of Allos, carries significant patent risk that could meaningfully limit its economic potential to the Company’s stockholders and (iii) we believe that management of the Company is ill-equipped to handle the Proposed Merger and the subsequent integration of Allos due to the Company’s termination of 24% of its employees in October 2010 and the Company missing its performance goals in 2010. The Proposed Offer represents a cash premium of 25% to the closing price of the AMAG Shares on August 2, 2011, and a cash premium of 29% of the closing price of the AMAG Shares on October 12, 2011.

•	The Proposed Merger fundamentally undervalues AMAG and overvalues Allos.

We believe that Folotyn, the sole revenue-generating asset of Allos, carries significant patent risk that could meaningfully limit its profitability to the Company and its stockholders. According to the United States Food and Drug Administration’s “Orange Book,” Folotyn’s composition of matter patent exclusivity expires on September 24, 2016 and the actual patent expires on July 16, 2017. Following such expiration until 2025, Folotyn will only be protected by a “method of use” patent which does not prevent generic competitors from establishing alternative uses of Folotyn’s active ingredient. Such off-label uses could make it susceptible to generic competition, thereby effectively eroding Folotyn’s market position. If the Proposed Merger is completed, this risk could result in the Company having less than five years to generate cash from Folotyn. As set forth in the joint proxy statement/prospectus filed with the SEC by AMAG and Allos on September 15, 2011, the Company and Allos would not achieve breakeven adjusted EBIT until 2027. As such AMAG stockholders may not fully recognize the full value of Folotyn. Additionally, as Allos stated in its Form 10-K for the fiscal year ended December 31, 2010, Folotyn is the only product of Allos that is capable of generating revenue in the near term. Accordingly, we believe it brings little benefit to AMAG’s stockholders.

We also believe that ISS was accurate in its assessment that “Allos shareholders are getting an excellent price—and AMAG shareholders may be overpaying.” This analysis provides a fundamental reason for the holders of AMAG Shares to question whether 39% of their company is a reasonable price for Allos.

More importantly, we believe that Feraheme is the best product in its class and significantly increases the quality of life for patients that rely on it because it has the shortest administration time of any competing product and is therefore the most convenient intravenously-administered iron replacement product on the market. Moreover, given AMAG’s public statements, we believe Feraheme has significant growth potential if its use is approved by the U.S. Food and Drug Administration for a potentially broader iron deficiency anemia indication. Despite the benefits of Feraheme, it appears that AMAG’s management does not properly value AMAG or the potential future applications of Feraheme. As a result of the dilution following the merger with Allos, AMAG stockholders will experience significant value destruction.

•	AMAG’s stated strategic rationale for the Proposed Merger is unfounded.

Based on the applications of Feraheme and Folotyn, there are not obvious synergies between AMAG and Allos. Although Feraheme is currently approved only for the treatment of Iron Deficiency Anemia in adult patients with Chronic Kidney Disease, we believe that it has the potential to be used in the future in a variety of applications which have not yet been approved. We note, however, that Feraheme is not currently primarily prescribed by oncologists and hematologists. Rather, as AMAG disclosed in its Form 10-K for the fiscal year ended December 31, 2010, Feraheme is used largely by nephrology practices, hospitals and specifically administered by their supportive care specialists (nurses, etc.) and we believe it should be marketed as such. Contrarily, Folotyn is used solely by oncologist and hematologists. As a result, the Allos sales and marketing team will most likely not be able to successfully increase sales of Feraheme to their core customers. We further note that because oncologists typically do not treat patients with kidney disease, we believe it is unlikely that there will be much of an oncological market for Feraheme.

In order to expand and develop new markets for Feraheme, AMAG must expand its sales and distribution network in hospitals as well as into the gastroenterology, cardiology and women’s health sectors. Accordingly, the benefits that result from the Proposed Merger due to marketing synergies are likely to be minimal and will most likely be outweighed by the dilutive costs to the AMAG’s stockholders.

•	AMAG’s management has consistently failed to execute its strategic objectives.

Despite an increase in demand for Feraheme and favorable regulatory developments and approvals, AMAG recently withdrew its publicly-issued guidance on its performance and the anticipated sales of Feraheme. In addition, according to the compensation committee of the Company Board, management of the Company has performed “well short” of expectations. As a result of their failure to achieve the Company’s goals, AMAG’s management has demonstrated an inability to execute its strategic objectives. To compound this deficiency, AMAG’s management has frequently attempted to change its strategy and in October 2010 terminated 24% of the Company’s employees. Given the Company management’s failure to effectively commercialize a single product, we believe it is prudent and appropriate for AMAG’s stockholders to question management’s ability to effectively manage two products following the Merger.

Folotyn, the sole revenue-generating asset of Allos, has also failed to achieve its potential. To that end, ISS noted this weakness in its recommendation to vote AGAINST the Share Issuance Proposal and the Adjournment Proposal, stating that, “[Folotyn is] an asset whose potential its current owners cannot unlock without AMAG’s help.” Given AMAG’s struggles with commercializing Feraheme, it is unlikely that the management of AMAG will be able to successfully market both drugs. If the Proposed Merger occurs and AMAG’s management fails to properly market Feraheme and Folotyn, we believe that the resulting risk to stockholder value will be significant.

•	AMAG’s management is unprepared to handle the integration of Allos.

The Proposed Merger contemplates a complex integration of Allos and AMAG which we believe AMAG’s management is ill-equipped to handle. AMAG’s management has no prior experience integrating companies of this size and complexity. Such a lack of experience will further increase the substantial risks to AMAG’s stockholders.

•	Cost-cutting initiatives are likely to be more difficult than advertised.

AMAG’s management has told stockholders that the Merger will result in annual cost-cutting due to strategic synergies with Allos of “$55-60 million”. Even if such strategic synergies exist, cost-cutting is a difficult and time-consuming task. This challenge is further compounded due to the significant marketing and development attention that must be allocated to Feraheme and Folotyn. According to statements by both AMAG and Allos, neither medication is performing as well as expected and cost reduction initiatives could further hurt the development of the various products. According to statements by AMAG and Allos, the combined company is contemplating a planned reduction of approximately 40% of its sales force. It is unclear to us how their combined sales efforts will improve following such a significant reduction of the sales force. Furthermore, cost reduction initiatives have historically resulted in decreased job security for employees, which may cause the sales force to lose focus and physicians to lose confidence in the product as a result of sales force disruption. AMAG’s management has not historically demonstrated that it has the ability to execute difficult strategies. As a result, AMAG’s stockholders should not trust management to handle this difficult task.

USE YOUR BLUE PROXY CARD TO VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL TODAY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. A VOTE AGAINST THE SHARE ISSUANCE PROPOSAL WILL NOT OBLIGATE YOU TO ACCEPT THE PROPOSED OFFER.

IF YOUR AMAG SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED BLUE VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A BLUE PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED BLUE VOTING INSTRUCTION FORM.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM AMAG—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED MERGER. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY AMAG, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.

WE URGE YOU TO SEND THE COMPANY BOARD A MESSAGE THAT AMAG STOCKHOLDERS REJECT WHAT WE BELIEVE TO BE A VALUE-DESTROYING AND DILUTIVE MERGER WITH ALLOS, AND THAT THE COMPANY BOARD SHOULD TERMINATE THE MERGER AGREEMENT AND GIVE SERIOUS CONSIDERATION TO THE PROPOSED OFFER. VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL TODAY.

BACKGROUND OF THE SOLICITATION

MSMB is an investment firm focused on global healthcare and biotechnology opportunities and long-term investments. MSMB identifies and pursues investments in both private and public markets. MSMB identifies investment opportunities and seeks to maximize value and create opportunities. Based on information obtained from Bloomberg, the trading price of the AMAG Shares decreased from $60.11 to $35.85 in 2008 (a 40% decrease), from $38.39 to $18.10 in 2010 (a 53% decrease), from $18.09 on January 3, 2011 to $14.76 on September 30, 2011 (a 19% decrease) and has suffered an aggregate decline from $71.34 on April 12, 2007 to $14.76 on September 30, 2011, a decrease of 79%. MSMB has believed for several years that this decline has been a result of the Company’s lack of strategic direction and the Company’s failure to properly market its product. MSMB became particularly alarmed when the Company announced the execution of a Merger Agreement with Allos. MSMB, like many in the investment community, views the proposed merger as poorly conceived and destructive to stockholder value.

On August 2, 2011, MSMB delivered a non-binding proposal to the Company Board in which MSMB (i) proposed to acquire all of the AMAG Shares it does not own for $18.00 per share in cash, representing a 25% premium to the closing price of the AMAG Shares on August 2, 2011 of $13.93, (ii) stated that it would consider revising its $18.00 per share offer price if additional value was found in the course of due diligence of non-public documents and (iii) expressed its opposition to the Company’s proposed merger with Allos. MSMB stated in the letter its belief that the $18.00 per share offer price was compelling given what we believe was the market’s poor reception to the Company’s proposed merger with Allos (as evidenced by a 14% decline in the value of AMAG Shares on the date the Merger Agreement was announced) and what we believe to be the superior economics of MSMB’s offer (a 25% all-cash premium to the closing price of the AMAG Shares on August 2, 2011, the last trading day before we announced the delivery of the Proposed Offer). The letter also highlighted that MSMB’s proposed transaction was not subject to any financing condition and that MSMB was prepared to move quickly to execute definitive documentation. Additionally, the letter stated that MSMB believed that the Company Board should find MSMB’s offer to be more favorable from a financial point of view than the proposed transaction with Allos, particularly in light of the Proposed Offer’s premium consideration compared to the risk associated with absorbing Allos. Finally, The letter noted the market’s tepid reaction reflected AMAG’s stockholders’ view that the Proposed Merger was likely to result in an erosion of stockholder value. The letter reads as follows:

August 2, 2011

The Board of Directors

AMAG Pharmaceuticals, Inc.

100 Hayden Avenue

Lexington, Massachusetts 02421

Ladies and Gentlemen:

On behalf of MSMB Capital Management (“MSMB”), of which I am the Chief Investment Officer, I am writing to express my surprise and disappointment about the at-market transaction that Amag Pharmaceuticals, Inc. (the “Company”) recently entered into with Allos Therapeutics, Inc. (“Allos”). I am also writing to offer that MSMB acquire the Company in a transaction beneficial to all of the stockholders and stakeholders of the Company. MSMB is a long-term stockholder of the Company and believes that neither the Company nor its other stockholders are benefiting from the proposed transaction with Allos. Due to this belief, MSMB is prepared to offer the Company’s other stockholders an alternative that provides immediate liquidity.

We do not understand the Company’s motivation in entering into a business combination transaction that does not provide stockholders with a premium or a liquidity alternative. Given the market conditions for the Company’s stock, we are willing to acquire all of the outstanding shares of the Company’s common stock, other than those owned by us, at a price of $18 per share in cash. This proposal represents a 25% premium to the closing price on August 2, 2011. The Company’s common stock has not reacted positively to the proposed transaction with Allos and the offer from MSMB provides the Company’s stockholders a viable alternative to this poorly viewed transaction. More importantly, MSMB’s offer provides liquidity and superior economics to the Company’s stockholders. We strongly believe that the Company’s Board of Directors should find our offer to be more favorable from a financial point of view than the proposed transaction with Allos.

Due to the significant value that MSMB believes the Company represents, MSMB could be prepared to increase the price per share mentioned above if (a) it is allowed time and access in order to conduct due diligence and that due diligence validates certain understandings about the Company and its prospects and (b) MSMB is able to negotiate a definitive acquisition agreement containing customary representations, warranties, covenants and closing conditions. MSMB is prepared to begin the due diligence process immediately. We believe the support of the Company’s senior management is important to the success of the Company and hope to work with them through this process and following the consummation of a transaction.

While our offer is subject to customary closing conditions and a cursory due diligence period, it is not subject to any financing condition. Our proposal is contingent on the Company entering into a definitive agreement with MSMB prior to September 1, 2011.

It is imperative that the Company be sold now, the transaction with Allos terminated and further erosion of stockholder value be prevented. The proposal outlined above adheres to a clear timeline, provides stockholders with a price no less than $18 per share, and allows for a higher price if one is warranted. Our offer is compelling and provides the Company’s stockholders an immediate and certain path to a premium, all-cash transaction that will eliminate the risk associated with the Allos transaction as well as the risk of future value destruction.

It is our strong preference to work together immediately to negotiate a definitive merger agreement. From our perspective, the benefits to your employees and stockholders should provide a meaningful impetus for you to seriously investigate this opportunity. Nonetheless, if you choose not to engage with us, we are prepared to proceed promptly with an offer directly to your stockholders. We and our counsel, Katten Muchin Rosenman LLP, are available immediately to discuss the terms of our proposal and to negotiate a definitive agreement with the Company. We hope to receive a favorable response from you promptly and we are confident that, with the Company’s cooperation, we can quickly reach a definitive agreement.

We look forward to discussing the above with you at your earliest convenience. We request a response from you to our proposal by 5:00 p.m. on August 15, 2011. If you do not respond by that time, we reserve the right to take whatever steps we deem necessary to preserve and maximize stockholder value. It is our strong preference to negotiate a transaction that has the support of your Board of Directors. Given the clear superiority of our offer to the proposed Allos transaction, we would like to meet with you and your advisors as soon as possible to finalize a definitive agreement.

This letter is not intended to create or reflect any legally binding obligation by us regarding the proposed transaction and no such obligation shall arise unless and until a mutually acceptable definitive agreement is executed.

Sincerely,

/s/ Martin Shkreli
Martin Shkreli

On August 3, 2011, MSMB issued a press release announcing the delivery of its letter to the Company Board and its proposal to acquire the Company for $18.00 per share in cash.

On August 8, 2011, the Company issued a press release announcing that after consultation with its legal and financial advisors, the Company Board had determined that MSMB’s offer was not reasonably expected to result in a superior offer to the merger with Allos. Prior to making such determination, neither the Company Board, nor any of its advisors, had any contact with MSMB or any of its advisors.

Between August 15, 2011 and September 20, 2011, MSMB, with its advisors, discussed possible candidates for nomination for election as directors of the Company in connection with a possible consent solicitation process, and arrived at a list of over a dozen candidates, focusing upon identifying a slate of nominees that had extensive experience in, and knowledge of, the healthcare and pharmaceutical industries. Cornelius Golding was recommended as a candidate by a representative of MSMB’s legal counsel, Katten Muchin Rosenman LLP, and had no prior or ongoing relationships or agreements with MSMB. Each of William Ashton, Peter Rheinstein and Steven Richardson were known to one or more MSMB executives by virtue of their professional expertise and associations, but had no prior or ongoing relationships or agreements with MSMB. Mr. Richardson currently serves as a director of Retrophin LLC, a company of which Martin Shkreli, the Chief Investment Officer of MSMB, serves as Chairman and Chief Executive Officer. Andrew Vaino has been employed by MSMB as an analyst since May, 2011. Mr. Richardson may be deemed to be a limited partner in funds operated or managed by MSMB due to investments that he has made with MSMB.

Between August 15, 2011 and September 20, 2011, each of the candidates identified by MSMB was approached with a view to determining their interests (if any) in the Company and willingness to accept nomination. With respect to each of the aforementioned nominees, MSMB obtained positive responses including signed nomination agreements and each of the nominees established to MSMB’s satisfaction that he was independent in accordance with the definition of “independent” used by the Company for determining if a majority of the Company Board is independent in compliance with the requirements of NASDAQ and further agreed, if elected, to serve as a director of the Company, and in that capacity to act in the best interests of the Company and its stockholders and to exercise his independent judgment in accordance with his fiduciary duties in all matters that come before the Company Board. Having satisfied MSMB as to all these matters, among others, the each of the previously mentioned nominees were chosen by MSMB as nominees for MSMB’s consent solicitation.

Between August 15, 2011 and September 20, 2011, each of the candidates identified by MSMB was approached with a view to determining their interests (if any) in the Company and willingness to accept nomination. With respect to each of the aforementioned nominees, MSMB obtained positive responses including signed nomination agreements and each of the nominees established to MSMB’s satisfaction that he was independent in accordance with the definition of “independent” used by the Company for determining if a majority of the Company Board is independent in compliance with the requirements of NASDAQ and further agreed, if elected, to serve as a director of the Company, and in that capacity to act in the best interests of the Company and its stockholders and to exercise his independent judgment in accordance with his fiduciary duties in all matters that come before the Company Board. Having satisfied MSMB as to all these matters, among others, each of the previously mentioned nominees were chosen by MSMB as nominees for MSMB’s consent solicitation.

On September 22, 2011, MSMB, Ironman and Ironman Acquisition GP, LLC filed a preliminary Consent Statement on Schedule 14A with respect to the removal of certain members of the Company Board and nomination of the aforementioned nominees. Also on September 22, 2011, MSMB, Ironman and Ironman GP filed a preliminary Proxy Statement on Schedule 14A with the SEC soliciting proxies against, among other things, AMAG’s issuance of AMAG Shares in connection with the Merger Agreement.

On September 22, 2011, MSMB issued a press release announcing the Consent Solicitation, the Proxy Solicitation and its continued interest in discussing the Proposed Merger, following the replacement of certain members of the Company Board, with the reconstituted Company Board.

On September 29, 2011, pursuant to Rule 14a-7 under the Exchange Act, MSMB submitted letters to the Company requesting, among other things, that the Company decide whether it or MSMB will mail the Definitive

Consent Statement and the Definitive Proxy Statement to the Company’s stockholders and, if not, that the Company provide MSMB with certain mailing information for the Company’s stockholders.

On September 30, 2011, representatives of MSMB and Innisfree M&A Incorporated met with representatives of ISS to present the reasons that MSMB, Ironman and Ironman GP were proceeding with the Consent Solicitation and the Proxy Solicitation.

On October 7, 2011, MSMB, Ironman and Ironman GP jointly filed a Schedule 13D with the SEC that included a letter to the Company Board setting forth the reasons that MSMB opposed the Merger with Allos, including (i) the market’s general negative reaction to the announcement of the Merger, (ii) the weakness in Folotyn’s patent protection and the potential impact of such weakness on the Company’s future earnings, (iii) the weakness of the current Company Board and management of the Company and (iv) the fact that the Chairman of the Company Board and the Chief Executive Officer of the Company have relatively small equity positions in the Company. The letter reads as follows:

October 7, 2011

The Board of Directors

AMAG Pharmaceuticals, Inc.

100 Hayden Avenue

Lexington, Massachusetts 02421

Ladies and Gentlemen:

MSMB Capital Management beneficially owns approximately 5.85% of the outstanding shares of AMAG’s common stock, intends to acquire more shares and will vote every share it owns against the ill-conceived merger of AMAG and Allos Therapeutics, Inc. (“Allos”). We are also urging our follow stockholders to vote AGAINST the merger with Allos.

We have come to our conclusion regarding the merger after reviewing the proposed valuation of Allos and the stated merits of the transaction. We urge The Board of Directors of AMAG as well as our fellow stockholders to read the article entitled “Amag-Allos: Worst Bio-Merger in History”, by Adam Feuerstein, published on TheStreet.com on July 20, 2011, as well as the Citigroup Investment Research Report entitled “AMAG: The Difference Between Fiction and Reality? Fiction has to Make Sense”, published on October 4, 2011. Both of these reports further demonstrates the skepticism that surrounds this proposed merger and the reasons that it is bad for AMAG and its stockholders.

In its filings with the Securities and Exchange Commission, AMAG contends that Folotyn is under patent protection until 2026. However, Folotyn’s orphan status expires in 2016 and we believe that it is unlikely that Folotyn’s 6,028,071 and 7,622,470 patents will adequately protect it from generic competition. Folotyn’s 6,028,071 and 7,622,470 patents are “method of use” patents and are widely considered to be less robust than “composition of matter” patents. Folotyn is currently protected by orphan status because its composition of matter patent previously expired. The Folotyn “method of use” patent is based on the novelty of using an antifolate to treat cancer and that concept is of questionable inventive ingenuity. Scientists, oncologists and pharmaceutical manufacturers have long known that antifolates are generally potent anticancer compounds, and pralatrexate (Folotyn) is a traditional antifolate. Accordingly, seasoned pharmaceutical investors believe that relying on a “method of use” patent is risky because many of such patents do not withstand legal challenge.

Although AMAG and Allos claim that the combined entity may break-even in 2013 and generate full-year profits in 2014, AMAG stockholders may only benefit from Folotyn’s orphan status (and enhanced cash flows) for a period as short as three years before Folotyn generics enter the market. We believe that due to this patent risk, it is inappropriate and unacceptable to pay the Allos stockholders 39% of the stock of AMAG. Unlike Folotyn, Feraheme, AMAG’s key product, has long-term patent protection that includes barriers to manufacturing and characterization. Due to the poorly-conceived merger with Allos and other missteps described herein, we believe that all stockholders should vote against the merger and that AMAG’s board of directors and management team must be disarmed and replaced with competent leadership that will act in the interests of AMAG’s stockholders.

The key decision makers at AMAG are unable to create stockholder wealth and have a history of destroying stockholder value. Mr. Narachi, the Chairman of the Board of AMAG, is also the Chief Executive Officer of Orexigen Therapeutics, Inc. and through this role has presided over the approximately 74% year-to-date decline in Orexigen’s stock price. Dr. Pereira has been the Chief Executive Officer of AMAG during its staggering 80% peak-to-date decline in stock price. We are disappointed that stockholders have permitted these two men to be the key decision makers for these companies and is shocked that Mr. Narachi and Dr. Pereira believe they are qualified to lead AMAG. The combination of these men is a toxic cocktail of mismanagement that must be removed or diluted before AMAG loses all of its remaining value. Indeed, AMAG’s common stock is, as of today, trading close to cash value, an ominous view by the market of AMAG’s future under current management.

We are also concerned that the Board of Directors of AMAG has demonstrated repeated faith in Dr. Pereira and his management despite the fact that in October 2010 AMAG was forced to terminate 24% of its employees. Even more surprising was the fact that the Compensation Committee of AMAG granted Dr. Pereira a $100,000 increase in his base salary in 2010 and amended his employment agreement to provide for a significantly larger change of control payment despite the Compensation Committee stating in AMAG’s proxy that the Company’s management was “well short” of meeting the performance goals set by the Board of Directors.

Most troubling to us is the fact that neither Dr. Pereira nor Mr. Narachi own a significant stake in the stockholders’ company. Dr. Pereira has “gotten rich” on the AMAG stock that he sold at the height of the market and the salary that he received while destroying AMAG’s trading value. According to AMAG’s proxy, he currently owns 357,864 shares, of which 352,864 shares are in the form of options. Therefore, Dr. Pereira basically owns 5,000 shares of the stockholders’ company. A CEO who is aligned with his stockholders should own more than .02% of a company. Further compounding the problem is that Dr. Narachi has 40,984 options and Restricted Stock Units, but owns 0 shares of AMAG stock. However, in 2010 AMAG and its stockholders paid Mr. Narachi $67,500 and assorted stock and option awards.

We believe that it is fundamentally wrong for the Chief Executive Officer and Chairman of the Board to own a fraction of one percent of AMAG in the aggregate. We also believe that it is inappropriate to empower such people to overpay the Allos stockholders for a declining drug and supervise the loss of approximately 80% of stockholder value over the past four years.

On August 1 and 2, 2011, we attempted to contact Dr. Pereira and AMAG in advance of submitting our offer. Furthermore, on August 3, 2011, after submitting our offer, we and our representatives attempted to contact Dr. Pereira as well as AMAG’s financial and legal advisors in order to discuss our proposed offer. However, Dr. Pereira and AMAG’s financial and legal advisors ignored or rebuffed our overtures. Notwithstanding our and our advisors’ efforts, AMAG’s board of directors and its advisors granted us a total of 0 minutes to explain our source of financing, to discern our level of interest in AMAG or to investigate our ability to raise our bid should we and our representatives be granted a limited due diligence period and other customary provisions. We view AMAG’s board of directors and its advisors as reckless in this regard. Unfortunately, these actions are not surprising considering the destruction of stockholder value that has occurred at companies managed by Mr. Narachi and Dr. Pereira.

We are committed to completing our proposed $18 per share all cash transaction and accordingly are encouraging all of AMAG’s stockholders to vote AGAINST the Allos merger. We urge the Board of Directors of AMAG to acknowledge the obvious flaws in the proposed merger with Allos and to proceed in a manner that is in the interests of the stockholders of AMAG.

Sincerely,

/s/ Martin Shkreli
Martin Shkreli

On October 11, 2011, MSMB issued a press release announcing ISS’s recommendation that its clients vote against the Share Issuance Proposal and the Adjournment Proposal. MSMB also reiterated its opposition to both proposals in such press release.

On October 14, 2011, MSMB filed an amendment to its preliminary Proxy Statement with the SEC.

On October 18, 2011, MSMB filed a second amendment to its preliminary Proxy Statement with the SEC.

From August 2, 2011 through October 7, 2011, MSMB continued to acquire AMAG Shares in open market transactions. As of October 17, 2011, MSMB had acquired an aggregate of 1,245,781 AMAG Shares, representing 5.88% of the issued and outstanding AMAG Shares. In addition, as of October 17, 2011, MSMB and its affiliates had an aggregate short position of 389,344 AMAG Shares. MSMB and its affiliates established such short positions in order to preserve its investors’ capital, hedge its exposure to the AMAG Shares and limit its general exposure to market volatility. MSMB’s short position was calculated by adding all of MSMB’s short positions (open and closed) and subtracting MSMB’s covers of its short positions. MSMB acquired such short positions due to concerns about the true intentions of AMAG’s management as well as to hedge against any risks associated with AMAG and its strategy. MSMB believes in the value of Feraheme and continues to believe that management of AMAG and the Company Board are not acting in the best interests of the stockholders of AMAG. For more information, please see Schedule I attached hereto.

The Company Board has not engaged with MSMB on the Proposed Offer or allowed MSMB to undertake any non-public due diligence of the Company. MSMB therefore on October 18, 2011 filed this Proxy Statement with the SEC with respect to soliciting votes against the Merger Proposal and the Adjournment Proposal.

CERTAIN INFORMATION REGARDING THE PROPOSED MERGER

At the Special Meeting, AMAG stockholders of record at the close of business on the Record Date will be voting on, among other things, whether to adopt the Share Issuance Proposal. According to the AMAG /Allos Joint Proxy Statement/Prospectus, under the terms of the Merger Agreement, each outstanding share of Allos common stock, other than Shares held by AMAG, Acquisition Sub or their respective subsidiaries, will be cancelled and converted into the right to receive 0.1282 AMAG Shares. AMAG stockholders will continue to retain their AMAG Shares after the consummation of the Proposed Merger. According to the AMAG/Allos Joint Proxy Statement/Prospectus, as a result of the Proposed Merger, Allos stockholders would own approximately 39% of AMAG.

According to the AMAG /Allos Joint Proxy Statement/Prospectus, the conditions to the consummation of the Proposed Merger include the following:

•

accuracy in all material respects as of the date of the Merger Agreement and as of the closing date of the transactions contemplated by the Merger Agreement of a limited number of specified representations and warranties made by the other party in the Merger Agreement (disregarding all materiality qualifications and any update or modification to such party’s confidential disclosure schedules after the date of the Merger Agreement);

•

accuracy in all respects as of the date of the Merger Agreement and as of the closing date of the Merger of the remaining representations and warranties made by the other party in the Merger Agreement (disregarding all materiality qualifications and any update or modification to such party’s confidential disclosure schedules after the date of the Merger Agreement), provided that inaccuracies in such remaining representations and warranties will be disregarded so long as such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have or result in, a Material Adverse Effect (as defined in the Merger Agreement) on such other party;

•	prior compliance with and performance by the other party, in all material respects, of all of such party’s covenants and obligations under the Merger Agreement;

•

effectiveness of the Form S-4 Registration Statement (as defined in the Merger Agreement) in accordance with the provisions of the Securities Act of 1933, as amended, the absence of a stop order issued by the SEC and remaining in effect and the absence of a proceeding seeking a stop order initiated by the SEC and remaining pending or threatened by the SEC;

•	approval by the Allos stockholders of the adoption of the Merger Agreement;

•	approval by the AMAG stockholders of the issuance of AMAG Shares in connection with the Merger;

•

receipt of an opinion from each party’s outside legal counsel, that is reasonably acceptable and dated as of the closing date of the transactions contemplated by the Merger Agreement, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the transactions contemplated by the Merger Agreement will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;

•	receipt of a certificate executed by the Chief Executive Officer of the other party as to the satisfaction of certain of the foregoing conditions;

•

absence of any event or development since the date of the Merger Agreement which has not been cured, that, in combination with any other events or circumstances, is, or would reasonably be expected to have or result in, a Material Adverse Effect on either party;

•

expiration or termination of any waiting period applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

obtainment of any governmental authorization or other consent required with respect to the consummation of the transactions contemplated by the Merger Agreement and the maintenance of those authorizations and consents in full force and effect (other than authorizations or consents which would not reasonably be expected to have a Material Adverse Effect on either party if not obtained);

•

approval of the listing of the AMAG Shares to be issued in connection with the consummation of the transactions contemplated by the Merger Agreement (including AMAG Shares to be issued upon the exercise of certain assumed Allos options and restricted stock units) on the NASDAQ Global Select Market (subject to notice of issuance);

•

absence of any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger issued by any court of competent jurisdiction or other governmental body and absence of any legal requirement applicable to the Merger that makes the consummation of the transactions contemplated by the Merger Agreement illegal;

•	absence of certain pending or threatened legal proceedings relating to the consummation of the transactions contemplated by the Merger Agreement by a governmental body of competent jurisdiction; and

•	certification by Allos, under Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations, that the interests in Allos are not U.S. real property interests.

The Merger Agreement also provides for the termination of the Merger Agreement by either party under certain circumstances specified in the Merger Agreement, including the termination by:

•	the transactions contemplated by the Merger Agreement have not been consummated by February 29, 2012, subject to certain exceptions;

•

a court of competent jurisdiction or other governmental entity issues a final and non-appealable order, or has taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•

after a vote duly taken, the required approval of the Share Issuance Proposal or the Merger Agreement by the respective stockholders of AMAG or Allos has not been obtained at the respective stockholders meeting (or at any adjournment or postponement thereof), subject to certain exceptions;

•

subject to cure periods, the other party’s representations and warranties are inaccurate or the other party fails to comply with its covenants, in each case, such that the closing conditions relating to the accuracy of the other party’s representations and warranties or relating to the performance of the other party’s covenants, as applicable, would not be satisfied, subject to certain exceptions;

•

prior to the required approval of the Share Issuance Proposal or the Merger Agreement by the respective stockholders of AMAG or Allos, there exists a superior offer for such party and such party’s board of directors shall have authorized it to enter into a binding written definitive agreement to consummate a transaction constituting such superior offer and such party shall have paid an applicable termination fee to the other party, subject to certain exceptions; or

•

the other party fails to take certain actions, including, among other things: (i) the failure of its board of directors to recommend its stockholders adopt the Merger Agreement in the case of Allos or approve the Share Issuance Proposal in the case of AMAG, (ii) the failure to include in this joint proxy statement/prospectus its board of directors’ recommendation in favor of the Share Issuance Proposal or Allos Merger Proposal (as defined in the Merger Agreement), as applicable, and a statement to the effect that the board believes the Share Issuance Proposal or Allos Merger Proposal to be advisable, fair to and in the best interest of the company and its stockholders, (iii) the failure by its board of directors to publicly reaffirm its recommendation in favor of the Share Issuance Proposal or Allos Merger Proposal, as applicable, within certain time periods after such request is made, (iv) its board of directors shall have approved, endorsed or recommended any alternative acquisition proposal, (v) the entering into a letter of intent or similar document or any contract relating to an alternative acquisition proposal or (vi) the failure to send a statement to its security holders recommending that they reject any third-party tender or exchange offer that has been commenced or to publicly announce its opposition to any other third-party acquisition proposal within certain specified periods, or (vii) the breach in any material respect of the no-solicitation provision of the Merger Agreement or of such other party’s obligations with respect to holding a stockholder meeting to adopt the Merger Agreement in the case of Allos or to approve the Share Issuance Proposal in the case of AMAG and, subject to certain exceptions, recommending in favor of the Share Issuance Proposal or Allos Merger Proposal, as applicable.

The Merger Agreement provides for the payment by AMAG to Allos of a termination fee of $14 million if any of the following events occur the Merger Agreement is terminated by Allos under the provision of the Merger Agreement permitting termination in the event of an AMAG Triggering Event (as defined in the Merger Agreement);

•

the Merger Agreement is terminated by AMAG under the provision of the Merger Agreement permitting termination at any time prior to the approval of the Share Issuance Proposal by AMAG stockholders in order to accept a Superior Offer (as defined in the Merger Agreement) and enter into a binding written definitive agreement providing for the consummation of a transaction constituting a Superior Offer if (i) such Superior Offer shall not have resulted from a breach of AMAG’s obligations not to solicit alternative transactions and (ii) the Company Board shall have authorized AMAG to enter into such binding written definitive agreement;

•

following a Change in Recommendation (as defined in the Merger Agreement) by AMAG, the Merger Agreement is terminated by AMAG under the provision of the Merger Agreement permitting termination if the transactions contemplated by the Merger Agreement shall not have been consummated by February 29, 2012 (provided that such failure to consummate transactions contemplated by the Merger Agreement is not attributable to a failure by AMAG to perform any covenant or obligation in the Merger Agreement required to be performed by AMAG prior to the effective time of the Merger Agreement);

•

following a Change in Recommendation by AMAG, the Merger Agreement is terminated by AMAG under the provision of the Merger Agreement permitting termination in the event that the stockholders of AMAG at a meeting to vote on the Share Issuance Proposal did not approve the Share Issuance Proposal; or

•

the Merger Agreement is terminated by AMAG or Allos under the provision of the Merger Agreement permitting termination in the event that the stockholders of AMAG at a meeting to vote on the Share Issuance Proposal did not approve the Share Issuance Proposal and the following two conditions are met:

•

at or prior to the meeting of AMAG stockholders to vote on the Share Issuance Proposal, an Acquisition Proposal with respect to AMAG or its subsidiaries has been disclosed, announced, commenced, submitted or made and not subsequently withdrawn; and

•

on or prior to the first anniversary of such termination date of the Merger Agreement, either an Acquisition Transaction with respect to AMAG or its subsidiaries is consummated or AMAG or any of its subsidiaries enters into a definitive agreement providing for an Acquisition Transaction with respect to AMAG or its subsidiaries; provided that all references to “15%” contained in the definition of “Acquisition Transaction” when it is used in the definition of Acquisition Proposal in this clause shall be deemed to be a reference to “50%.”

In addition, the Merger Agreement provides that AMAG will pay Allos’ expenses in connection with the Merger Agreement in the amount of $2 million if the Merger Agreement is terminated by AMAG or Allos under the provision of the Merger Agreement permitting termination in the event that the stockholders of AMAG did not approve the Share Issuance Proposal at the special meeting of AMAG stockholders and AMAG is not then obligated to pay the $14 million termination fee described above, provided that any such payment of expenses would be credited against any subsequently due $14 million termination fee described above, if any.

Allos is obligated to pay a termination fee or alternative termination fee to AMAG, and to reimburse expenses to AMAG, under similar circumstances relating to Allos and Allos’ stockholders.

Except as set forth above, AMAG and Allos will pay their own fees and expenses incurred in connection with the Proposed Merger, except that AMAG and Allos will share equally all fees and expenses in relation to the printing, filing and distribution of the AMAG/Allos Joint Proxy Statement/Prospectus and any filing fees in connection with the Proposed Merger pursuant to any antitrust or competition law except, in each case, attorneys’ and accountants’ fees and expenses.

There can be no assurance that we will commence or consummate the Proposed Offer if the matters contemplated by this Proxy Statement are approved by the Company’s stockholders. In addition, we anticipate that if we commence the Proposed Offer, it would be subject to a number of conditions, including the termination of the Merger Agreement, receipt of all regulatory approvals, consents and waivers, waiver of the Company’s Rights Plan as it relates to the Proposed Offer and approval of the Proposed Offer by the Company Board. There are no assurances that such conditions would be satisfied if the Company’s stockholders vote for the matters set forth herein. Although we do not anticipate modifying our offer price, there can also be no assurance if we proceed with the Proposed Offer that it will be at the $18.00 in cash per share price that we had previously announced. The Proposed Offer was a non-binding proposal and the persons soliciting proxies under this Proxy Statement are under no obligation to consummate an acquisition of the Company or your AMAG Shares. We are currently negotiating with our lenders regarding the terms of the financing associated with the Proposed Offer. Although we expect to obtain financing from such lenders on terms that we deem to be commercially reasonable, there can be no assurance that such financing will be available to us on commercially reasonable terms or at all. If we fail to obtain such financing, we would be unable to proceed with the Proposed Offer. Consequently, following a vote against the matters set forth herein, the Company may remain independent of both MSMB and Allos. The stockholders of the Company should take all of these factors into account when determining whether to grant a proxy to MSMB. Please see “Forward-Looking Statements” on page 19.

WE ARE SOLICITING PROXIES FROM AMAG STOCKHOLDERS TO VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL. WE BELIEVE THAT THE COMPANY’S STOCKHOLDERS—THE OWNERS OF THE COMPANY—SHOULD HAVE THE OPPORTUNITY TO RECEIVE A CASH PREMIUM OF 25% FOR THEIR AMAG SHARES (BASED ON AMAG’S AUGUST 2, 2011 CLOSING PRICE) INSTEAD OF WHAT WE BELIEVE TO BE A VALUE-DESTROYING AND DILUTIVE MERGER WITH ALLOS. WE BELIEVE THAT THE COMPANY’S STOCKHOLDERS SHOULD BE ENTITLED TO DECIDE FOR THEMSELVES WHETHER TO ACCEPT THE ALL-CASH PROPOSED OFFER.

CERTAIN INFORMATION REGARDING MSMB, IRONMAN AND IRONMAN GP

MSMB is an investment firm focused on global healthcare and biotechnology opportunities and long-term investments. MSMB identifies and pursues investments in both private and public markets. MSMB identifies investment opportunities and seeks to maximize value and create opportunities. MSMB seeks opportunities that will allow it to maximize the returns for its investors while protecting their invested capital. MSMB from time to time may acquire “long” positions in a company while simultaneously having a “short” position in such company or in other companies. Such strategy is designed to maximize its returns and to protect its investors’ capital. MSMB is the managing member of Ironman GP. MSMB is a Delaware limited liability company with its principal executive offices located at 330 Madison Avenue, 6th Floor, New York, New York 10017. The telephone number for MSMB’s principal executive offices is (646) 495-5073.

Ironman is a Delaware limited partnership organized in connection with the acquisition of AMAG Shares and has not carried on any activities other than in connection therewith. Ironman’s principal executive office is located at 330 Madison Avenue, 6th Floor, New York, New York 10017. The telephone number for Ironman’s principal executive office is (646) 495-5073.

Ironman GP is a Delaware limited liability company organized in connection with the acquisition of AMAG Shares and has not carried on any activities other than in connection therewith. Ironman GP is the general partner of Ironman. Ironman GP’s principal executive office is located at 330 Madison Avenue, 6th Floor, New York, New York 10017. The telephone number for Ironman GP’s principal executive office is (646) 495-5073.

The names of the members and officers of MSMB who are considered to be participants in this proxy solicitation and certain other information are set forth in Schedule I hereto. Other than as set forth herein, none of MSMB, Ironman, Ironman GP or any of the participants set forth on Schedule I hereto has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposed Offer.

OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING

In addition to soliciting proxies for the Share Issuance Proposal, the AMAG Board is also soliciting proxies for the Special Meeting for the Adjournment Proposal.

Because the Adjournment Proposal is designed to facilitate the approval of the Proposed Merger and the approval of the Share Issuance Proposal, MSMB recommends voting “AGAINST” the Adjournment Proposal.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ON OUR BLUE PROXY CARD. WE URGE YOU NOT TO RETURN ANY PROXY CARD THAT YOU RECEIVE FROM AMAG.

Other than as set forth above, MSMB is not currently aware of any other proposals to be brought before the Special Meeting. Should other proposals be brought before the Special Meeting, the persons named on the BLUE proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of MSMB as determined by MSMB in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

According to the AMAG/Allos Joint Proxy Statement/Prospectus, as of the Record Date, there were 21,202,959 AMAG Shares entitled to vote at the Special Meeting.

Under AMAG’s bylaws, the presence, in person or by proxy, of the holders of a majority of the AMAG Shares outstanding as of the Record Date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Once an AMAG Share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. However, if a new Record Date is set for the adjourned Special Meeting, then a new quorum will have to be established. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned if the Adjournment Proposal is approved.

The approval of the Share Issuance Proposal requires the affirmative vote of the holders of a majority of the AMAG Shares present and entitled to vote either in person or by proxy at the AMAG Special Meeting.

The approval of the Adjournment Proposal, if necessary, to solicit proxies if there are not sufficient votes in favor of the Issuance Proposal, requires the affirmative vote of the holders of a majority of the AMAG Shares present and entitled to vote either in person or by proxy at the Special Meeting.

AMAG stockholders may adjourn the Special Meeting to another time or place without further notice unless the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each AMAG stockholder of record entitled to vote at the meeting.

If an AMAG stockholder submits a proxy card and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the Special Meeting, but will not be voted at the Special Meeting. As a result, such abstention will have the same effect as voting “AGAINST” the Share Issuance Proposal and the Adjournment Proposal.

In accordance with NASDAQ rules, brokers, banks, custodians, nominees and other record holders who hold AMAG Shares in street name for customers may not exercise their voting discretion with respect to the Share Issuance Proposal or the Adjournment Proposal. If a broker, bank, custodian, nominee or other record holder of AMAG Shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own AMAG Shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted with respect to each of the proposals. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will have no effect in determining whether the Share Issuance Proposal and the Adjournment Proposal are approved.

AMAG stockholders may abstain from voting on any or all of the proposals or may vote for or against any or all of the proposals by internet or telephone or by marking the proper box on the BLUE proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a AMAG stockholder returns a BLUE proxy card that is signed, dated and not marked with respect to a proposal, that stockholder will be deemed to have voted “AGAINST” the Share Issuance Proposal and the Adjournment Proposal.

If a AMAG stockholder returns a BLUE proxy card that is signed and dated but not marked with respect to any proposal unrelated to the Proposed Merger, we will vote to “ABSTAIN” unless such proposal adversely affect the interests of MSMB as determined by MSMB in its sole discretion, in which event such persons will vote on such proposals in their discretion.

Only AMAG stockholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) MSMB, CARE OF INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF AMAG AT 100 HAYDEN AVENUE LEXINGTON, MASSACHUSETTS 02421. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. STOCKHOLDERS WHO HOLD THEIR AMAG SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT A COPY OF ANY REVOCATION SENT TO AMAG OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO MSMB, CARE OF INNISFREE M&A INCORPORATED, AT THE ADDRESS BELOW SO THAT MSMB MAY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF AMAG SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE SPECIAL MEETING AS SET FORTH ABOVE.

BY EXECUTING THE BLUE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your AMAG Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 717-3929

Banks and Brokers May Call Collect: (212) 750-5833

SOLICITATION OF PROXIES

Except as set forth below, MSMB will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Managers and officers of MSMB listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

Ironman has retained Innisfree M&A Incorporated as a solicitor for consent solicitation and proxy contest services for a fee not to exceed $350,000 in the aggregate, plus if Innisfree M&A Incorporated is requested to make calls to or receive calls from individual retail investors, Ironman will pay Innisfree M&A Incorporated customary fees for such calls. Ironman has agreed to pay, advance funds for or reimburse Innisfree M&A Incorporated for its reasonable expenses and fees and, subject to certain terms and conditions, to indemnify Innisfree M&A Incorporated against all claims, liabilities, losses, damages and expenses arising out or relating to the rendering of such services by Innisfree M&A Incorporated or related services requested by Ironman. It is anticipated that approximately 30 people will be employed by Innisfree M&A Incorporated in connection with the solicitation of proxies in accordance with this Proxy Statement.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Innisfree at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

MSMB urges you to read this entire Proxy Statement carefully. This Proxy Statement may contain forward-looking statements. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of MSMB and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. MSMB undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this Proxy Statement or to reflect actual outcomes except as required by securities laws. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the SEC.

OTHER INFORMATION

The information concerning AMAG and the Proposed Merger contained herein (including Schedule II) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although MSMB has no knowledge that would indicate that statements relating to AMAG or the Merger Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the books and records of AMAG, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. See Schedule II for information regarding persons who beneficially own more than 5% of the AMAG Shares and the ownership of the AMAG Shares by the directors and officers of AMAG.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, reference is made to the AMAG/Allos Joint Proxy Statement/Prospectus for information concerning the Merger Agreement, the Proposed Merger, the proposed combination of Allos and AMAG, the proposals to be voted upon at the Special Meeting, the AMAG Shares, other information concerning AMAG’s management, the procedures for submitting proposals for consideration at the next annual meeting of stockholders of AMAG and certain other matters regarding AMAG and the Special Meeting.

Although there can be no assurance that we will commence the Proposed Offer, we anticipate that if we did commence the Proposed Offer, it would be subject to a number of conditions, including the termination of the Merger Agreement, receipt of all regulatory approvals, consents and waivers, waiver of AMAG Rights Plan as it relates to the Proposed Offer and approval of the Proposed Offer by the Company Board. There are no assurances that such conditions would be satisfied if AMAG stockholders reject the Proposed Merger. Consequently, following a rejection of the Proposed Merger, AMAG may remain independent of both MSMB and Allos. AMAG stockholders should take all of these factors into account when determining how to vote their AMAG Shares.

THIS PROXY STATEMENT RELATES SOLELY TO THE SOLICITATION OF PROXIES WITH RESPECT TO THE PROPOSED MERGER AND DOES NOT RELATE TO THE PROPOSED OFFER. THE PROPOSED OFFER WILL BE MADE ONLY BY MEANS OF AN SEC-FILED DOCUMENT WHICH WOULD BE SEPARATELY MAILED TO AMAG STOCKHOLDERS.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM AMAG—EVEN AS A PROTEST VOTE AGAINST THE PROPOSED MERGER. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY AMAG, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. WE URGE YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US TODAY.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE PROPOSED OFFER AT THIS TIME. HOWEVER, WE BELIEVE THAT A VOTE “AGAINST” THE SHARE ISSUANCE PROPOSAL WILL SEND A MESSAGE TO THE COMPANY BOARD THAT AMAG’S STOCKHOLDERS REJECT WHAT WE BELIEVE TO BE A VALUE-DESTROYING AND DILUTIVE MERGER WITH ALLOS, AND THAT THE COMPANY BOARD SHOULD TERMINATE THE MERGER AGREEMENT AND GIVE SERIOUS CONSIDERATION TO THE PROPOSED OFFER. IN ADDITION, A VOTE AGAINST THE SHARE ISSUANCE PROPOSAL WILL NOT OBLIGATE YOU TO ACCEPT THE PROPOSED OFFER.

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE COMPANY BOARD BY VOTING “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY. A VOTE AGAINST THE SHARE ISSUANCE PROPOSAL WILL NOT OBLIGATE YOU TO ACCEPT PROPOSED OFFER.

IF A AMAG STOCKHOLDER RETURNS A BLUE PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT STOCKHOLDER WILL BE DEEMED TO HAVE VOTED “AGAINST” THE SHARE ISSUANCE PROPOSAL AND THE ADJOURNMENT PROPOSAL BECAUSE THESE PROPOSALS RELATE TO THE PROPOSED MERGER WHICH WE OPPOSE.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

MSMB CAPITAL MANAGEMENT LLC

IRONMAN ACQUISITION, LP

IRONMAN ACQUISITION GP, LLC

October 18, 2011

IMPORTANT VOTING INFORMATION

1. If your AMAG Shares are held in your own name, please submit your proxy to us TODAY by following the instructions on the enclosed BLUE proxy card by Internet or telephone, or by signing, dating and returning the enclosed BLUE proxy card to MSMB CAPITAL MANAGEMENT LLC, care of Innisfree M&A Incorporated, in the postage-paid envelope provided.

2. If your AMAG Shares are held in “street-name,” only your broker or bank can vote your AMAG Shares and only upon receipt of your specific instructions. If your AMAG Shares are held in “street-name,” deliver the enclosed BLUE voting instruction form to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a BLUE proxy card is submitted on your behalf. If your broker or bank or contact person responsible for your account provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to MSMB Capital Management LLC, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that MSMB will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any proxy card you may receive from AMAG. If you have already submitted a proxy card, you have every right to change your vote—use the BLUE proxy card to vote by Internet or telephone or simply sign, date and return the BLUE proxy card. Only your latest dated proxy will be counted.

4. Only AMAG stockholders of record on September 9, 2011 are entitled to vote at the Special Meeting. We urge each stockholder to ensure that the holder of record of his, her or its Transatlantic Share(s) signs, dates, and returns the enclosed BLUE proxy card as soon as possible.

If you have any questions or require any assistance in voting your Transatlantic Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 717-3929

Banks and Brokers May Call Collect: (212) 750-5833

THE PROPOSED OFFER, IF COMMENCED, WOULD BE THE SUBJECT OF AN SEC-FILED DOCUMENT WHICH WOULD BE SEPARATELY MAILED TO AMAG STOCKHOLDERS. THIS PROXY STATEMENT IS NOT A SUBSTITUTE FOR A FILING THAT MSMB HAS FILED OR MAY FILE WITH THE SEC OR ANY OTHER DOCUMENTS WHICH MSMB MAY SEND TO AMAG’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ EACH SUCH FILING AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED OFFER. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY MSMB WITH THE SEC AT THE SEC’S WEBSITE (www.sec.gov) OR BY DIRECTING A REQUEST TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022, AT (877) 717-3929 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

SCHEDULE I—

INFORMATION CONCERNING MANAGERS AND OFFICERS OF MSMB

WHO ARE PARTICIPANTS AND INTERESTS OF PARTICIPANTS

Persons Who May Be Participants In The Solicitation Of Proxies

Set forth below are the names, principal business addresses and principal occupations or employment of the members, officers, employees and other representatives of MSMB who may assist in MSMB’s solicitation of proxies in connection with the Proxy Statement, and the name, principal business and address of any corporation or other organization in which their employment is carried on. To the extent any of these individuals assists MSMB in its solicitation of proxies, these persons may be deemed “participants” under SEC rules.

Members, Officers and Employees of MSMB

The name and principal occupation or employment of each member, officer and employee of MSMB who may be deemed a “participant” is set forth below. For each person, the principal business address is care of MSMB Capital Management LLC, 330 Madison Avenue, 6th Floor, New York, New York 10017. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with MSMB.

Name	Present Position with MSMB or Other Principal Occupation or Employment	Address of Principal Employer (only if other than MSMB)
Martin Shkreli	Chief Investment Officer

Kevin Mulleady	Chief Executive Officer

Andrew Vaino	Analyst

Interests of Participants and Other Potential Participants

As of the date of this Proxy Statement, MSMB Healthcare LP, an affiliate of MSMB, owns of record and beneficially 1,242,981 shares of the AMAG Shares, which it acquired in ordinary brokerage transactions. As of the date of this Proxy Statement, Bloomfield Partners LP, an affiliate of Ironman, owns of record and beneficially 2,800 shares of the AMAG Shares, which it acquired in ordinary brokerage transactions. Ironman beneficially owns 0 shares of the AMAG Shares. MSMB beneficially owns 1,245,781 shares of the AMAG Shares, consisting of the aggregate number of shares of the AMAG Shares owned of record and beneficially by MSMB Healthcare LP and Bloomfield Partners LP.

MSMB is the special limited partner and investment manager of Bloomfield LP. MSMB Healthcare Management LLC is the investment advisor of MSMB Healthcare LP. Mr. Shkreli is the managing member of MSMB and MSMB Healthcare Management LLC and, as such, is in a position to determine the investment and voting decisions made by each of Bloomfield LP and MSMB Healthcare LP.

In the past two years, MSMB Healthcare LP made the following transactions of the AMAG Shares, all of which were ordinary brokerage transactions:

Date of Transaction	Transaction Type	Number of Shares
4/22/2011	Purchase	250
5/23/2011	Sale	250
7/25/2011	Purchase	3,000
8/1/2011	Purchase	1,200
8/1/2011	Short Sale	1,000
8/3/2011	Purchase	60,000
8/3/2011	Purchase	244,563
8/3/2011	Sale	189,400

Date of Transaction	Transaction Type	Number of Shares
8/3/2011	Short Sale	90,800
8/4/2011	Purchase	5,000
8/4/2011	Purchase	5,000
8/4/2011	Sale	10,500
8/4/2011	Short Sale	2,600
8/5/2011	Purchase	70,000
8/5/2011	Purchase	3,000
8/5/2011	Sale	21,852
8/5/2011	Short Sale	53,941
8/8/2011	Purchase	17,000
8/8/2011	Sale	21,000
8/9/2011	Purchase	67,128
8/9/2011	Sale	14,519
8/9/2011	Short Sale	50,377
8/10/2011	Purchase	2,800
8/10/2011	Sale	3,600
8/11/2011	Purchase	30,790
8/11/2011	Sale	32,000
8/12/2011	Purchase	11,200
8/12/2011	Short Sale	11,600
8/15/2011	Purchase	5,000
8/15/2011	Purchase	27,700
8/15/2011	Sale	28,101
8/15/2011	Short Sale	5,500
8/16/2011	Short Sale	2,000
8/17/2011	Purchase	10,000
8/17/2011	Purchase	28,600
8/17/2011	Short Sale	38,700
8/19/2011	Cover Short	33,700
8/19/2011	Sale	200
8/19/2011	Short Sale	17,358
8/22/2011	Purchase	1,000
8/23/2011	Purchase	15,110
8/24/2011	Cover Short	243,176
8/24/2011	Sale	243,176
8/24/2011	Short Sale	3,000
8/25/2011	Short Sale	5,000
8/29/2011	Sale	2,000
8/30/2011	Sale	2,000
8/31/2011	Sale	1,000
9/1/2011	Sale	2,000
9/2/2011	Sale	1,000
9/6/2011	Sale	1,000
9/7/2011	Sale	2,500
9/14/2011	Purchase	7,000
9/15/2011	Short Sale	2,000
9/16/2011	Purchase	21,223
9/19/2011	Purchase	20,200
9/19/2011	Sale	12,800
9/20/2011	Short Sale	10,000

Date of Transaction	Transaction Type	Number of Shares
9/21/2011	Purchase	116,400
9/21/2011	Sale	13,500
9/22/2011	Sale	399
9/22/2011	Short Sale	19,134
9/23/2011	Purchase	7,265
9/23/2011	Short Sale	12,900
9/26/2011	Purchase	167,714
9/26/2011	Short Sale	154,310
9/27/2011	Short Sale	49,000
9/28/2011	Short Sale	4,200
9/29/2011	Purchase	19,850
9/29/2011	Short Sale	22,100
9/29/2011	SO	100
9/30/2011	Purchase	106,085
9/30/2011	Short Sale	82,000
10/3/2011	Short Sale	19,000
10/4/2011	Short Sale	2,000
10/5/2011	Short Sale	1,100
10/6/2011	Purchase	24,600
10/6/2011	Short Sale	6,600
10/7/2011	Purchase	717,200
10/7/2011	Short Sale	6,500

In the past two years, MSMB Healthcare LP also made the following transactions with respect to put and call options on the AMAG Shares, all of which were ordinary brokerage transactions:

Date of Transaction	Put/Call	Transaction Type	Number of Shares	Expiration Date
8/1/2011	Call	Purchase	187,600	8/20/2011
8/1/2011	Put	Purchase	4,000	8/20/2011
8/2/2011	Call	Purchase	139,400	8/20/2011
8/3/2011	Call	Purchase	6,200	8/20/2011
8/3/2011	Call	Sale	94,600	8/20/2011
8/4/2011	Call	Purchase	3,000	8/20/2011
8/5/2011	Call	Purchase	1,000	8/20/2011
8/5/2011	Call	Sale	1,300	8/20/2011
8/9/2011	Call	Purchase	7,400	8/20/2011
8/10/201	Call	Purchase	100	8/20/2011
8/11/2011	Call	Purchase	2,400	8/20/2011
8/11/2011	Call	Sale	200	8/20/2011
8/16/2011	Call	Purchase	1,600	8/20/2011
8/19/2011	Call	Expire	218,900	8/20/2011
8/19/2011	Call	Sale	33,700	8/20/2011
8/19/2011	Put	Expire	4,000	8/20/2011
8/19/2011	Call	Short Sale	19,500	8/20/2011
9/19/2011	Call	Cover Short	12,800	10/22/2011
9/21/2011	Call	Cover Short	10,300	10/22/2011
9/21/2011	Call	Short Sale	74,300	10/22/2011
9/22/2011	Call	Cover Short	1,100	10/22/2011
9/22/2011	Call	Short Sale	15,000	10/22/2011
9/23/2011	Call	Cover Short	5,300	10/22/2011
9/23/2011	Call	Short Sale	8,000	10/22/2011

Date of Transaction	Put/Call	Transaction Type	Number of Shares	Expiration Date
9/26/2011	Call	Cover Short	61,000	10/22/2011
9/26/2011	Call	Short Sale	0	10/22/2011
9/26/2011	Call	Short Sale	73,400	10/22/2011
9/30/2011	Call	Cover Short	25,000	10/22/2011
9/30/2011	Call	Short Sale	28,000	10/22/2011
10/4/2011	Call	Short Sale	200	10/22/2011
10/5/2011	Call	Short Sale	200	10/22/2011
10/7/2011	Call	Sale	704,000	10/22/2011
10/10/2011	Call	Short Sale	3,200	10/22/2011

In the past two years, Bloomfield Partners LP made the following transactions of the AMAG Shares, all of which were ordinary brokerage transactions:

Date of Transaction	Transaction Type	Number of Shares
4/25/2011	Purchase	250
5/23/2011	Sale	250
7/25/2011	Purchase	2,000
8/1/2011	Purchase	800

Except as otherwise set forth in this Proxy Statement, to our knowledge, with respect to the individuals listed above under “Members, Officers and Employees of MSMB” in this Schedule I, no such person: (i) owns any class of securities of the Company of record that it does not own beneficially; (ii) owns beneficially, either directly or indirectly, any class of securities of the Company or of any parent or subsidiary of the Company; (iii) has purchased or sold any securities of the Company within the past two years; or (iv) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of written consents.

Except as otherwise set forth in the Proxy Statement, no associate of any individual listed above under “Members, Officers and Employees of MSMB” in this Schedule I owns beneficially, either directly or indirectly, any securities of the Company. Each of Ironman and Ironman GP does not beneficially own any securities of the Company.

No individual listed above under “Members, Officers and Employees of MSMB” in this Schedule I nor any associate of any such individual has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or its affiliates will or may be a party.

No individual listed above under “Members, Officers and Employees of MSMB” in this Schedule I has a substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be acted upon pursuant to the Proxy Statement.

Except as otherwise set forth in the Proxy Statement, since January 1, 2010, there has not been and there is no currently proposed transaction or series of transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any individual listed above under “Members, Officers and Employees of MSMB” in this Schedule I or any associate of any such individual or any immediate family member of any such individual or any such associate had or will have any direct or indirect material interest.

SCHEDULE II—

SECURITY OWNERSHIP OF AMAG PRINCIPAL

STOCKHOLDERS AND MANAGEMENT

The information set forth in this Schedule II is based upon the Company’s publicly available proxy statement on Schedule 14A, filed with the SEC on April 18, 2011 (the “2011 Company Proxy Statement”) and a Schedule 13D filed with the SEC on October 7, 2011 by MSMB.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of the AMAG Shares by certain individuals and entities. In general, “beneficial ownership” includes those shares a person or entity has the power to vote or transfer, and stock options and similar rights that are exercisable currently or within 60 days of March 31, 2011 (the record date set forth in the 2011 Company Proxy Statement) and restricted stock units, or RSUs, which are expected to vest within 60 days of March 31, 2011; however, with respect to MSMB and its affiliates, “beneficial ownership” is calculated as of October 17, 2011. The record date for the Company’s 2011 annual meeting was March 31, 2011. As of March 31, 2011, there were 21,159,942 shares of the AMAG Shares outstanding. The following table shows the amount of the AMAG Shares beneficially owned as of March 31, 2011 by:

•	each person known by the Company to own beneficially more than 5% of the AMAG Shares (other than with respect to MSMB, whose ownership was calculated as of October 17, 2011);

•	each of the Company’s directors and nominees for director;

•	each of the Company’s named executive officers listed in the “Summary Compensation Table” included in the 2011 Company Proxy Statement; and

•	all of the Company’s directors and the Company’s current executive officers as a group.

Name and Address of Beneficial Owner (1)	Number of Shares of AMAG Shares Beneficially Owned	Percentage of Outstanding AMAG Shares Owned
Phillip Gross/Robert Atchinson (2) 200 Clarendon Street, 52nd Floor Boston, Massachusetts 02116	3,723,909	17.6%

William Leland Edwards (3) 470 University Avenue Palo Alto, California 94301	3,198,377	15.1%

Sectoral Asset Management Inc. (4) 2120–1000 Sherbrooke Street West Montreal PQ H3A 3G4 Canada	1,502,775	7.1%

BlackRock, Inc. (5) 40 East 52nd Street New York, New York 10022	1,385,828	6.5%

Pictet Funds — Biotech (6) 1 Boulevard Royal Luxembourg L-2016 N4 2016	1,368,475	6.5%

MSMB Capital Management LLC 330 Madison Avenue, 6th Floor New York, New York 10017 (19)	1,245,781	5.88%

Brian J.G. Pereira, M.D. (7)	346,614	1.6%
David A. Arkowitz (8)	108,431	*

Name and Address of Beneficial Owner (1)	Number of Shares of AMAG Shares Beneficially Owned	Percentage of Outstanding AMAG Shares Owned
Lee F. Allen, M.D., Ph.D. (9)	73,513	*
Michael Narachi (10)	33,561	*
Ron Zwanziger (11)	21,213	*
Davey S. Scoon (12)	18,540	*
Joseph V. Bonventre, M.D., Ph.D. (13)	16,750	*
Gary J. Zieziula (14)	15,000	*
Ricardo Zayas (15)	13,913	*
Robert J. Perez (16)	12,500	*
Lesley Russell, MB.Ch.B., MRCP (17)	9,033	*
All Officers and Directors, as a group (13 persons) (18)	753,905	3.5%

*	Less than 1%.
(1)	Unless otherwise indicated, the Company believes that each stockholder referred to above has sole voting and investment power with respect to the shares indicated, and the address of each stockholder is: c/o AMAG Pharmaceuticals, Inc., 100 Hayden Avenue, Lexington, Massachusetts 02421.
(2)	Based solely upon a Schedule 13G, as amended, filed with the Securities and Exchange Commission, or the SEC, on February 14, 2011. Includes 3,723,909 shares beneficially owned by each of Adage Capital Partners, L.P., or ACP, Adage Capital Partners GP, L.L.C., or ACPGP, Adage Capital Advisors, L.L.C., or ACA, Robert Atchinson and Phillip Gross. ACPGP is the General Partner of ACP. ACA is the managing member of ACPGP. Robert Atchinson and Phillip Gross are managing members of ACA. Each of the foregoing have shared voting power and shared dispositive power with respect to the shares.
(3)	Based solely upon a Schedule 13D, as amended, filed with the SEC, on January 26, 2011. Includes 3,372,077 shares beneficially owned by each of Palo Alto Investors, LLC, Palo Alto Investors, Inc., and Anthony Joonkyoo Yun, MD. Palo Alto Investors, Inc. is the sole manager of Palo Alto Investors, LLC, a registered investment advisor. William Leland Edwards is the controlling shareholder of Palo Alto Investors, Inc. Dr. Yun is the President of Palo Alto Investors, Inc. and Palo Alto Investors, LLC. Each of the foregoing has shared voting and dispositive power with respect to 3,372,077 of the foregoing shares. Mr. Edwards has sole voting and dispositive power with respect to 4,700 of the shares.
(4)	Based solely upon a Schedule 13G, as amended, filed with the SEC on February 9, 2011. Includes 1,502,775 shares beneficially owned by Sectoral Asset Management Inc., in its capacity as an investment advisor. Jérôme G. Pfund and Michael L. Sjöström, together, hold majority shares of Sectoral Asset Management Inc.
(5)	Based solely upon a Schedule 13G, as amended, filed with the SEC on February 3, 2011.
(6)	Based solely upon a Schedule 13G, as amended, filed with the SEC on February 22, 2011.
(7)	Includes 341,614 shares issuable to Dr. Pereira pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011.
(8)	Includes 107,375 shares issuable to Mr. Arkowitz pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 750 shares issuable to Mr. Arkowitz pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(9)	Includes 71,562 shares issuable to Dr. Allen pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011.
(10)	Comprised of 28,561 shares issuable to Mr. Narachi pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 5,000 shares issuable to Mr. Narachi pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(11)	Comprised of 18,713 shares issuable to Mr. Zwanziger pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 2,500 shares issuable to Mr. Zwanziger pursuant to RSUs expected to vest within 60 days of March 31, 2011. Excludes 2,500 shares held in trust for the benefit of Mr. Zwanziger’s children. Mr. Zwanziger’s sister maintains sole investment and voting power with respect to the shares held by the trust.

(12)	Comprised of 16,040 shares issuable to Mr. Scoon pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 2,500 shares issuable to Mr. Scoon pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(13)	Comprised of 14,250 shares issuable to Dr. Bonventre pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 2,500 shares issuable to Dr. Bonventre pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(14)	Comprised of 12,500 shares issuable to Mr. Zieziula pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 2,500 shares issuable to Mr. Zieziula pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(15)	Includes 12,500 shares issuable to Mr. Zayas pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011. In February 2011, Mr. Zayas resigned from the Company and therefore, such exercisable options will expire 90 days after his date of resignation.
(16)	Comprised of 10,000 shares issuable to Mr. Perez pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 2,500 shares issuable to Mr. Perez pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(17)	Comprised of 7,133 shares issuable to Dr. Russell pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 1,900 shares issuable to Dr. Russell pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(18)	Includes 726,498 shares issuable to all of our directors and current executive officers as a group pursuant to options currently exercisable or exercisable within 60 days of March 31, 2011 and 20,150 shares issuable to all of our directors and current executive officers as a group pursuant to RSUs expected to vest within 60 days of March 31, 2011.
(19)	Based on a Schedule 13D jointly filed with the SEC on October 7, 2011 by Bloomfield Partners LP, Pompeii Management, LLC, MSMB Capital Management LLC, MSMB Healthcare LP, MSMB Healthcare Investors LLC, MSMB Healthcare Management LLC and Martin Shkreli.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of the AMAG Shares, referred to herein as “Reporting Persons,” to file with the SEC initial reports of ownership and reports of changes in ownership of the AMAG Shares. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on the Company’s review of the copies of such filings received by the Company with respect to the year ended December 31, 2010, and written representations from the Company directors and executive officers who served in such capacity during the year ended December 31, 2010, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements for the year ended December 31, 2010.

IMPORTANT

If your AMAG Shares are held in your own name, please use the BLUE proxy card to vote by Internet or telephone or sign, date and return the enclosed BLUE proxy card today. If your AMAG Shares are held in “street-name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed BLUE voting instruction form to your broker or bank and contact the person responsible for your account to ensure that a BLUE proxy card is voted on your behalf. If your broker or bank provides for voting instructions to be delivered to them by Internet or telephone, instructions will be included on the enclosed BLUE voting instruction form.

We urge you not to sign any proxy card you may receive from AMAG, even as a protest vote against the Proposed Merger.

If you have any questions or require any assistance in voting your AMAG Shares, please contact:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (877) 717-3929

Banks and Brokers May Call Collect: (212) 750-5833

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of AMAG Pharmaceuticals, Inc.

Common Stock for the upcoming Special Meeting of Stockholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone—Please call toll-free in the U.S. or Canada at 1-866-809-5291 on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1349. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet—Please access https://proxyvotenow.com/msmb, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, and returned a proxy card.

OR

3.	Vote by Mail—If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: MSMB Capital Management LLC, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼  TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

MSMB STRONGLY RECOMMENDS A VOTE “AGAINST” EACH OF THE FOLLOWING PROPOSALS.

	FOR	AGAINST	ABSTAIN

1.  To approve the issuance of shares of common stock, par value $0.01 per share, of AMAG Pharmaceuticals, Inc. to the stockholders of Allos Therapeutics, Inc. in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, as amended on August 8, 2011, by and among AMAG Pharmaceuticals, Inc., Allos Therapeutics, Inc. and Alamo Acquisition Sub, Inc.

	☐	☐	☐

	FOR	AGAINST	ABSTAIN

2. To approve the adjournment of the AMAG Pharmaceuticals, Inc. special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1.	☐	☐	☐

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON BEHALF OF THE UNDERSIGNED UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL STOCKHOLDERS MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS OR RESCHEDULINGS THEREOF THAT ADVERSELY AFFECT THE INTERESTS OF MSMB CAPITAL MANAGEMENT LLC AS DETERMINED BY MSMB CAPITAL MANAGEMENT LLC IN ITS SOLE DISCRETION.

Date:

Signature of Stockholder

Signature (if held jointly)

Name and Title of Representative (if applicable)

NOTE: Please sign exactly as name appears hereon. If the shares are held by joint tenants or as community property, both should sign. When signing as executor, administrator, trustee, guardian, or other representative, please give full title. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

▼  TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

AMAG PHARMACEUTICALS, INC.

SOLICITATION BY MSMB CAPITAL MANAGEMENT LLC, IRONMAN ACQUISITION, LP

AND IRONMAN ACQUISITION GP, LLC IN OPPOSITION TO THE

SOLICITATION BY THE BOARD OF DIRECTORS OF AMAG PHARMACEUTICALS, INC.

The undersigned, a holder of record of shares of common stock, par value $0.01 per share (the “AMAG Shares”), of AMAG Pharmaceuticals, Inc. (“AMAG”) acknowledges receipt of the Proxy Statement of MSMB CAPITAL MANAGEMENT LLC, IRONMAN ACQUISITION, LP AND IRONMAN ACQUISITION GP, LLC, dated [ ], 2011, and the undersigned revokes all prior proxies delivered in connection with the special meeting of stockholders of AMAG (the “Special Stockholders Meeting”) to approve the issuance of shares of common stock, par value $0.01 per share, of AMAG Pharmaceuticals, Inc. to the stockholders of Allos Therapeutics, Inc. in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of July 19, 2011, as amended on August 8, 2011, by and among AMAG, Allos Therapeutics, Inc. and Alamo Acquisition Sub, Inc., and appoints Martin Shkreli and Kevin Mulleady, acting individually or jointly, with full power of substitution, proxies for the undersigned to vote all shares of the AMAG Shares which the undersigned would be entitled to vote at the Special Stockholders Meeting and any adjournments, postponements or reschedulings thereof, and instructs said proxies to vote as follows.

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED AND DATED THIS PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” EACH OF THE PROPOSALS. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED BELOW TO THE EXTENT IT IS VOTED AT THE SPECIAL STOCKHOLDERS MEETING AS STIPULATED BELOW.

BY EXECUTING THE BLUE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

YOUR VOTE IS VERY IMPORTANT

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

(continued and to be signed and dated on reverse)